Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED

OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Primus Telecommunications Group, Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Primus Telecommunications Group, Incorporated.

2. This Amendment to First Amended and Restated Certificate of Incorporation, as amended, has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Section 4.1 of the First Amended and Restated Certificate is amended and restated in its entirety to provide as follows:

“4.1. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue shall be three hundred two million four hundred fifty-five thousand (302,455,000), three hundred million (300,000,000) of which shall be shares of common stock (“Common Stock”), par value $.01 per share, four hundred fifty-five thousand (455,000) of which shall be shares of convertible preferred stock (“Series A Preferred Stock”), par value $.01 per share and having such rights, designations, preferences and limitations as set forth in Section 4.2 hereof, thirty thousand (30,000) of which shall be shares of Series B Junior Participating Preferred Stock (“Series B”), five hundred fifty-nine thousand nine hundred fifty (559,950) of which shall be shares of Series C Convertible Preferred Stock (“Series C”), and one million four hundred ten thousand fifty (1,410,050) of which shall be shares of preferred stock, par value $.01 per share and having such rights, designations, preferences and limitations and such series and such number as designated by the board of directors of the Corporation pursuant to the authority expressly granted hereby to the board of directors to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of certain series and number thereof which are permitted by Section 151 of the General Corporation Laws of the State of Delaware (or any successor provision thereto) in respect of any class or classes of stock or any series of any class of stock of the Corporation.”

4. This Amendment to First Amended and Restated Certificate of Incorporation shall be effective at 7:00 a.m., Eastern Daylight Saving Time, on August 8, 2006.

IN WITNESS WHEREOF, this Certificate of Amendment to First Amended and Restated Certificate of Incorporation, as amended, has been executed by a duly authorized officer of the corporation this 7th day of August 2006.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ JOHN F. DEPODESTA
John F. DePodesta
Executive Vice President and Secretary